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 Principal
     Financial                                            Principal Life
     Group                                                Insurance Company



April 24, 2002

RE:      PRINFLEX VARIABLE LIFE - PRINCIPAL FLEXIBLE PREMIUM
         VARIABLE LIFE INSURANCE POLICY

Dear Sir or Madam:

In my capacity as Senior Actuary of Principal Life Insurance Company ("Principal"), I have provided actuarial advice concerning and participated in the design of Principal Flexible Premium Variable Universal Life Insurance Policy (the "Policy"). I also provided actuarial advice concerning the preparation of a registration statement on form S-6 for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy. In my opinion:

     a) the federal tax charge of 1.25% of premium for deferred acquisition costs is reasonable in relation to Principal increased tax burden under Section 848 of the Internal Revenue Code of 1986 as amended. In addition, it is my professional opinion that the 11% rate of return and the assumptions on which that rate is based is reasonable for use in calculating such charges.

     b) the illustrations of death benefits, account values, surrender values and accumulated premiums in the prospectus are based on the assumptions stated in the illustrations, consistent with the provisions of the Policy. Such assumptions, including the assumed current charge levels are reasonable. The Policy has not been designed so as to make the relationship between premium and benefits, as shown in the illustrations, appear to be correspondingly more favorable to a prospective purchaser of the Policy at the ages, genders and underwriting classes shown, than to prospective purchasers at other ages, genders and underwriting classes. Nor were the particular illustrations shown selected for the purpose of making this relationship appear more favorable.

I hereby consent to the use of this opinion as an exhibit to the registration statement and to the reference to my name under the heading "Experts" in the prospectus.

Respectfully,

/s/Lisa Butterbaugh

Lisa Butterbaugh
Senior Actuary
Phone (515) 248-3792
Fax (515) 362-0056






Mailing Address: Des Moines, Iowa USA 50392-0001 (515) 247-5111